EXHIBIT 3.0

                            ARTICLES OF INCORPORATION
                                       FOR
                             TRAINING TOGETHER, INC.

     The undersigned natural person, older than eighteen years, establishes a corporation pursuant to the Colorado Business Corporation Act, as amended (the "Act") and adopts these Articles of Incorporation:

     FIRST: The name of the corporation is TRAINING TOGETHER, INC.

     SECOND: The period of its duration is perpetual. The corporation shall commence to exist as of the filing date of these Articles of Incorporation.

     THIRD: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred on corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Florida, or Colorado, or elsewhere in the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

     FOURTH: (a) The total number of shares that the corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shall be Common Stock, and 1,000,000 shall be Preferred Stock. The shares of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Act. The shares of this class also shall be entitled to receive the net assets of the corporation upon dissolution.

     The board of directors are authorized to determine, in whole or in part, the preferences, limitations, and relative rights of any series of Preferred Stock, and whether or not any series of Preferred Stock is entitled to vote, is redeemable or convertible, is entitled to dividends, and whether any other attributes of preferred stock are to be established for such a series of Preferred Stock of the corporation.

     (b) Each Common Stock shareholder of record shall have one vote for each share of stock standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share held by him or her as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting of the Common Stock in the election of directors is not allowed.

     (c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders, one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

     FIFTH: Common Stock shareholders shall not have preemptive rights to acquire additional shares.

     SIXTH: The board of directors may cause any shares issued by the corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as it determines, which may be created by provision in the bylaws of the corporation or in minutes of proceedings by the board of directors, provided,

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however, any notice of such restrictions, qualifications, limitations or special rights must be stated on the certificates for the shares.

     SEVENTH: The address of the initial registered office of the corporation is 4635 East 18th Avenue, Denver, Colorado 80220; the name of the initial registered agent of the corporation is Stephen E. Rounds, at that same address.

                           ___________________________
                           Registered Agent Signature

     The address of the initial principal office of the corporation is 6025 South Quebec Street, Suite 150, Englewood, Colorado 80111.

     EIGHTH: (a) The number of directors constituting the initial board of directors of the corporation is four. All directors shall serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. The number of directors may be increased in accordance with the procedures set forth in the bylaws upon resolutions adopted by the board of directors, provided that the number of directors shall not be more than seven.

     (b) The name and address of the initial directors are

          John Michael Daniel Woolford     20423 State Road 7, # F-4B
                                           Boca Raton, FL 33498

          Thomas M. Vickers, Jr.           20423 State Road 7, # F-4B
                                           Boca Raton, FL 33498

          David C. Olson                   6025 South Quebec Street, Suite 150,
                                           Englewood, Colorado 80111

          Thomas M. Vickers                6025 South Quebec Street, Suite 150,
                                           Englewood, Colorado 80111

     NINTH: The name and address of the incorporator is Stephen E. Rounds, 4635 East 18th Avenue, Denver, Colorado 80220.

     TENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by laws:

     (a) CONFLICTING INTEREST TRANSACTIONS. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or
(iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

     No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the

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corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

     (b) LOANS AND GUARANTIES FOR THE BENEFIT OF DIRECTORS. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of this Article TENTH.

     (c) NEGATION OF EQUITABLE INTERESTS IN SHARES OR RIGHTS. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Section 7-107-204 or similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person, including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. For example, until such other person has become the registered holder of such shares or is recognized pursuant to Section 7-107-204 or similar law, he shall not be entitled to receive notice of shareholder meetings, to vote, to examine a list of shareholders, to be paid dividends or other distributions payable to shareholders, or to own, enjoy or exercise any other rights deriving from such shares against the corporation. Nothing contained herein shall be construed to deprive any beneficial shareholder, as defined in Section 7-113-101(1) of any right he may have under Article 113 of the Act or subsequent law.

     ELEVENTH: Subject to repeal by the shareholders, the board of directors is authorized to adopt, amend, and repeal bylaws, so long as the bylaws do not conflict with these Articles of Incorporation.

     TWELFTH: No director of the corporation shall be personally liable to the corporation or to the shareholders of the corporation for monetary damages for breach of fiduciary duty to the corporation as a

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director, except that the foregoing shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for:

     (i) any breach of a director's duty of loyalty to the corporation or its shareholders;

     (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) voting for or assenting to a distribution in violation of Section 7-106-401 of the Act or the articles of incorporation of the corporation, if it is established that the director did not perform his or her duties in compliance with Section 7-108-401 of the Act, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Section 7-106-401 or the articles of incorporation; or

     (iv) any transaction from which the director directly or indirectly derives an improper personal benefit.

     Nothing contained herein shall be construed to deprive any director of his or her right to all defenses ordinarily available to a director nor shall anything herein be construed to deprive any director of any right he or she may have for contribution from any other director or other person.

     In addition, the corporation shall have full authority to indemnify its current or former directors, officers, employees, fiduciaries and agents as now or hereinafter is permitted by Section 7-109-101 of the Colorado Business Corporation Act, to the full extent permitted by that section, or its successor provisions.


     Dated: July 16, 2001


       /s/   Stephen E.  Rounds
     ----------------------------------
     Stephen E. Rounds, incorporator


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